Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-130530 of Merrill Lynch Multi-State Municipal Series Trust on Form N-14 of our report dated September 19, 2005, on Merrill Lynch New Jersey Municipal Bond Fund (the “Fund”), appearing in the July 31, 2005 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the captions “COMPARISON OF THE FUNDS – Financial Highlights” and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Combined Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 1, 2006